Exhibit 10.78

SUBLEASE TERMINATION AGREEMENT

This Sublease Termination Agreement (the “Agreement”) is made and entered into as of September 14, 2006 by and between Molecular Imaging Corporation, a Delaware corporation (“MIC”), and Siemens Medical Solutions USA, Inc., a Delaware corporation (“Siemens”), with reference to the following facts:

A. BC Sorrento, LLC, a California limited liability company and Siemens have entered into a master lease (the “Master Lease”) for certain premises located in that certain office building commonly known as 11388 Sorrento Valley Road, San Diego, California (the “Premises”), which Premises are more particularly described in the Master Lease.

B. MIC and Siemens entered into a Agreement of Sub-Lease dated February 24, 2006 (the “MIC Sublease”) for a portion of the Premises;

C. MIC, Molecular Imaging Sorrento Valley LLC, a Delaware limited liability company (“PET LLC”), and The Regents of the University of California, a California corporation, (“UCSD”) have entered into an Asset Purchase Agreement dated September 2006 (the “Asset Purchase Agreement”), pursuant to which PET LLC will transfer its operations at the Premises to UCSD;

D. Effective upon the Closing, MIC desires to terminate the MIC Sublease, and Siemens agrees to terminate the MIC Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Sublease. Effective upon the Closing, the MIC Sublease shall be terminated, and other than any obligations of MIC to pay utilities and/or its pro-rata share of any operating costs under the MIC Sublease for the period of its occupancy before termination, neither party shall have any future or historical obligations to one another under the MIC Sublease.

2. Mutual Release. MIC and Siemens each releases and discharges the other party and its past and present employees, officers, agents, and attorneys from any and all liabilities, claims, loss, damages, defenses, fees and costs (including costs of suit and attorneys’ fees and expenses) of whatever nature, character, type, or description, whether known or unknown, existing or potential, matured or unmatured, liquidated or unliquidated, direct or consequential, suspected or unsuspected, or foreseen or unforeseen, asserted in or relating to the Sublease Agreement or Premises. The parties each acknowledge, warrant, and represent that they have been advised by their respective attorneys concerning, and that they are familiar with, section 1542 of the California Civil Code (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE

RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” In waiving the provisions of Section 1542, the parties each acknowledge that they may have sustained damages, losses, costs, or expenses that presently are unknown and unsuspected, and that such damages, losses, costs, or expenses as may have been sustained may give rise to additional damages, losses, costs, or expenses in the future. The parties further acknowledge that they have negotiated this Agreement taking into account such presently unsuspected and unknown damages, losses, costs, and expenses, and the parties expressly waive any and all rights that they have under Section 1542 or under any other state or federal statute, rule, or common law principle, in law or in equity, of similar effect.

3. Effective Date. This Agreement shall become effective upon, and only in the event of, the Closing under the Asset Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Termination Agreement the day and year first above written.

MIC:		SIEMENS:

Molecular Imaging Corporation		Siemens Medical Solutions USA, Inc.

By:	/s/ Kenneth C. Frederick	By:	/s/ Michael Reitermann
	Kenneth C. Frederick, CEO		Michael Reitermann
President, Molecular Imaging

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